CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS FIRST QUARTER FISCAL YEAR 2008 RESULTS
-Adjusted Earnings Per Share Exceeds Guidance-

EXTON, PA, October 19, 2007 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported the results for its first quarter of fiscal year 2008.

First Quarter Results

Revenues, Sales and Royalties. Total revenues, which include net sales and royalty income, were $17.6 million in the quarter ended September 30, 2007, an increase of 8% from $16.3 million in the prior year first quarter.

Net sales increased 9% to $11.5 million in the first quarter of fiscal 2008 from $10.6 million in the first quarter of fiscal 2007. Net sales of biomaterials products increased 3% to $10.2 million from $9.8 million in the comparable prior year fiscal quarter. Orthopaedic sales increased 40% to $6.1 million from $4.4 million in the same period of the prior fiscal year due to new product sales from the Macropore asset acquisition that was completed in late fiscal 2007 coupled with strong sales of spine products from our existing customers. Sales of vascular closure product components decreased 26% from the prior year period, as anticipated.

Sales of endovascular products for the quarter increased 93% to $1.4 million from $708,000 in the prior year period, and 69% sequentially over the June quarter. Excluding the $356,000 in credits given to customers in relation to the discontinuance of embolic protection decision in the fourth quarter of fiscal 2007, endovascular sales increased 17% sequentially over the June quarter. The results reflected both strong U.S. and international sales of the ThromCat™ Thrombectomy and QuickCat™ Aspiration Catheter products. Sales of the Safe-Cross® device also contributed to the U.S. performance in the first quarter of fiscal 2008.

Royalty income increased 6% to $6.1 million compared to $5.7 million in the comparable prior fiscal year period. Royalty income included $5.0 million in Angio-Seal royalties, a 2% increase from $4.9 million in the comparable quarter of the prior fiscal year, and $1.0 million in bone void filling products royalties from Orthovita, Inc., a 29% increase from $791,000 the prior fiscal year first quarter.

First quarter results included a total of $0.18 in charges related to the discontinuance of the embolic protection platform and the acceleration of stock awards, as announced in the Company’s press releases dated July 10, 2007 and September 26, 2007, respectively. The specific details related to these charges are explained below.

Earnings Per Share. The Company reported a first quarter loss per share of ($0.02) compared to $0.11 diluted earnings per share for the first quarter of the prior year. The loss per share included pre-tax charges of $3.0 million, or $0.16 per share tax-effected, for the acceleration of stock awards and approximately $325,000, or $0.02 per share tax-effected, of charges related to the discontinuation of the embolic protection platform. Adjusted earnings per share, excluding these charges of $0.16 were exceptionally strong compared to prior year due to increases in sales of both biomaterials and endovascular products as well as increased royalties and improved gross margins. The adjusted earnings per share of $0.16 exceeded the company’s guidance of $0.12 to $0.14.

In the period ended September 30, 2007, the total tax-effected impact on earnings per share of equity compensation expense was $0.20, of which $0.16 related to the acceleration of stock awards and $0.04 related to equity compensation expense prior to the acceleration as well as a mark-to-market adjustment on outstanding Stock Appreciation Rights. The tax-effected impact on earnings per share of equity compensation expense was $0.04 in the period ended September 30, 2006.

The following chart summarizes the Company’s results for the three months ended September 30, 2007, compared to its results for the comparable period in the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Three Months Ended September 30,		Year over Year %
($ millions, except per share data)	2007	2006	Change
Data As Reported:
Net Sales - Biomaterials	$10.2	$9.8	3%
Net Sales - Endovascular	$1.4	$0.7	93%
Total Net Sales	$11.5	$10.6	9%

Royalty Income	$6.1	$5.7	6%
Total Revenues	$17.6	$16.3	8%

(Loss) Income from Operations, As Reported	($ 0.6)	$2.0	n/m
Earnings Per Share, As Reported	($0.02)	$0.11	n/m
Adjustments to Income from Operations:
Discontinuation of Embolic Protection	$0.3	-	n/m
Acceleration of Stock Awards	$3.0	-	n/m
Income from Operations, As Adjusted	$2.8	$2.0	41%
Earnings Per Share, As Adjusted	$0.16	$0.11	45%

Supplemental Information Related to Equity Compensation Expense:
Equity Compensation Expense Prior to Acceleration (includes mark-to-market adjustment for stock appreciation rights before and after acceleration)	$0.7	$0.7
Equity Compensation Related to Acceleration of Stock Awards	$3.0	-
Total Equity Compensation Expense	$3.7	$0.7
Equity Compensation Expense Per Share (net of tax)	$0.20	$0.04

Biomaterials Update. Biomaterials sales for the first quarter of fiscal 2008 increased to $10.2 million from $9.8 million in the prior year first quarter. Additional details are summarized below:

	Three Months Ended September 30,		Year over Year
($millions)	2007	2006	% Change
Orthopaedic Products	$6.1	$4.4	40%
Cardiovascular products	$3.8	$5.2	(27%)
Other Products	$0.2	$0.3	(11%)
Total Net Sales - Biomaterials	$10.2	$9.8	3%

“Sales of orthopaedic products increased $1.7 million, of which approximately $800,000 was due to new product revenue related to our asset acquisition of Macropore, Inc. Excluding these new products, our spine business increased 42% and sports medicine increased 16%. We are excited about this growth and continue to expect that our total orthopaedic business will increase in excess of 25% for the year. Over the past few years we have made great strides in expanding our customer base and providing new and innovative biomaterials products to the marketplace. Our cardiovascular products, as anticipated, decreased year over year and we expect that these products will be flat for the remainder of the fiscal year, commented Joe Kaufmann, President and CEO.

Endovascular Update. “Sales of our endovascular products increased 93% year over year. We are pleased with the notable growth over the past year in our Thrombectomy product lines with both our QuickCat™ and ThromCat™ products. In additon, sales of our Safe-Cross® device for the treatment of chronic total occlusions demonstrated potential for growth in the U.S. market. We expect endovascular sales to continue to expand throughout the fiscal year,” Mr. Kaufmann concluded.

Fiscal 2008 Second Quarter Forecast. For the second quarter of fiscal year 2008, the Company believes that its net sales will be in the range of $12.5 to $13.0 million and royalties will be in the range of $6.2 to $6.5 million. Total revenues are expected to be in the range of $18.7 to $19.5 million. Diluted earnings per share are expected to be $0.18 to $0.20.

Discontinuance of Embolic Protection Platform. As announced on July 10, 2007, the Company made a strategic decision to cease all activities related to its embolic protection platform. As a result of this action, the Company recorded certain charges in its fourth fiscal quarter of fiscal 2007 totaling approximately $4.7 million, or $0.25 per share tax-effected, and all of the remaining charges related to severance and clinical trial closeout costs were recorded in the first fiscal quarter of 2008. The total of the remaining charges were approximately $325,000, or $0.02 per share tax-effected. All charges related to the discontinuance are presented within the Company’s results. We do not anticipate any further charges related to this decision.

Acceleration of Stock Awards. As announced on September 26, 2007, there was a “Change in Control” as defined in the Company’s equity compensation plan which resulted in all outstanding unvested stock options, stock appreciation rights and restricted stock held by officers, employees, directors and others under this plan to automatically become vested (and, in the case of options and stock appreciation rights, exercisable) in full. This “Change in Control” was triggered by the acquisition by Ramius Capital Group, L.L.C. and its affiliates on August 30, 2007 of more than 20 percent of the Company’s outstanding common stock, as reported by Ramius in filings with the SEC. The accelerated vesting resulted in a non-cash, tax-effected charge of approximately $2.0 million, or $0.16 per share, during the quarter ended September 30, 2007. The acceleration will remove all future equity compensation expense related to these stock options and restricted shares under the plan. However, stock appreciation rights will continue to be marked to market on a quarterly basis, as required under Generally Accepted Accounting Principles and equity compensation expense will be incurred related to new stock compensation awards.

Conference Call and Webcast. The Company will host a conference call on Friday, October 19, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 651-291-5254. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Friday, October 19, 2007 at 12:30 p.m. Eastern Time through Friday, October 26, 2007 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 886702.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also commercialized a series of innovative products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s forecast of operating results for the second quarter and fiscal 2008. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s success in launching its endovascular products into the marketplace, the Company’s dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months
	Ended September 30,
	2007	2006
Revenues:
Net sales
Biomaterial sales	$10,167,299	$9,845,477
Endovascular sales	1,364,230	707,712
Total net sales	11,531,529	10,553,189
Royalty income	6,070,888	5,718,146
Total revenues	17,602,417	16,271,335
Operating costs and expenses:
Cost of products sold	5,644,149	4,847,830
Research and development	4,932,003	4,375,629
Sales and marketing	3,763,152	3,028,302
General and administrative	3,813,438	2,059,469
Total operating costs and expenses	18,152,742	14,311,230
(Loss) Income from operations	(550,325)	1,960,105
Interest and other income, net	226,344	143,517
Pre-tax (loss) income	(323,981)	2,103,622
Income tax (benefit) expense	(101,640)	675,803
Net (loss) income	$(222,341)	$1,427,819
Basic (loss) earnings per share	$(0.02)	$0.12
Diluted (loss) earnings per share	$(0.02)	$0.11

Weighted average common shares outstanding	11,967,302	11,629,410
Diluted weighted average common shares outstanding	11,967,302	12,475,218

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (Unaudited)	June 30, 2007
Assets
Current assets:
Cash, cash equivalents and investments	$36,866,244	$34,331,454
Trade receivables	5,501,086	6,220,727
Other receivables	7,184,170	6,799,369
Inventory	8,893,499	7,392,116
Prepaids and other assets	2,443,722	1,977,592
Deferred tax asset, current	3,564,652	3,151,350
Total current assets	64,453,373	59,872,608
Property, plant and equipment, net	63,451,720	63,821,312
Other non-current assets	16,770,769	16,831,544
Total assets	$144,675,862	$140,525,464

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$6,799,203	$6,178,026
Current portion of debt	266,667	186,667
Share-based compensation liability	1,238,542	-
Deferred revenue	236,558	350,739
Total current liabilities	8,540,970	6,715,432
Long term portion of deferred revenue	585,307	611,196
Long term portion of debt	7,733,333	7,813,333
Deferred tax liability, non-current	865,724	995,395
Other non-current liabilities	1,378,426	740,321
Total stockholders' equity	125,572,102	123,649,787
Total liabilities and stockholders' equity	$144,675,862	$140,525,464

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation
	(Unaudited) As Reported	Non-GAAP Adjustments	Non-GAAP Adjustments	(Unaudited) As Adjusted
	Three Months Ended September 30,	Embolic Protection	One-Time Equity Acceleration	Three Months Ended September 30,
	2007	2007	2007	2007
Revenues:
Net sales
Biomaterials	$10,167,299	$-	$-	$10,167,299
Endovascular	1,364,230	-	-	1,364,230
Total net sales	11,531,529	-	-	11,531,529
Research and development	-	-	-	-
Royalty income	6,070,888	-	-	6,070,888
Total revenues	17,602,417	-	-	17,602,417
Operating costs and expenses:
Cost of products sold	5,644,149	(154,726)	(253,879)	5,235,544
Research and development	4,932,003	(92,630)	(849,678)	3,989,695
Sales and marketing	3,763,152	(71,474)	(262,148)	3,429,530
General and administrative	3,813,438	(4,898)	(1,627,173)	2,181,367

Total operating costs and expenses	18,152,742	(323,728)	(2,992,878)	14,836,136
(Loss) Income from operations	(550,325)	323,728	2,992,878	2,766,281
Interest and other income, net	226,344	-	-	226,344
Pre-tax (loss) income	(323,981)	323,728	2,992,878	2,992,625
Income tax (benefit) expense	(101,640)	110,068	1,017,579	1,026,006
Net (loss) income	$(222,341)	$213,660	$1,975,299	$1,966,619
Basic (loss) earnings per share	$(0.02)	$0.02	$0.17	$0.16
Diluted (loss) earnings per share	$(0.02)	$0.02	$0.16	$0.16
Weighted average common shares outstanding	11,967,302	11,967,302	11,967,302	11,967,302
Diluted weighted average common shares outstanding	11,967,302	12,625,226	12,625,226	12,625,226

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of as adjusted net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the discontinuance of our embolic protection platform and for the accelerated vesting of stock awards. As previously announced, the Company has excluded the impact of write-offs of inventory, certain dedicated embolic protection equipment, and other assets related to the Company’s decision in June 2007 to discontinue the embolic protection product line. Additional charges related to severance and clinical trial closeout costs were recorded in the first fiscal quarter of 2008, as set forth in the reconciliation. In addition, the Company is excluding the impact of the acceleration of vesting of the stock awards from the first quarter results due to the "Change in Control" as defined in the Company's equity compensation plan on August 30, 2007 when Ramius Capital Group, L.L.C. and its affiliates aquired more than 20 percent of the Company’s outstanding common stock.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the discontinuance of our embolic protection division and the accelerated vesting of stock awards. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
For the Fiscal Year 2008 Quarter September 30, 2007
Endovascular Sales Reconciliation

	(Unaudited)	(Unaudited)
	Three Months Ended September 30,	Three Months Ended June 30,	Sequential Quarter % Change
	2007	2007

Endovascular sales, as reported	$1,364,230	$805,574	69%
Adjustments:

Embolic protection sales credits	$0	$356,261

Non-GAAP Endovascular sales as adjusted	$1,364,230	$1,161,835	17%

Note: To supplement our forecasted guidance presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of as adjusted Endovascular sales, which are adjusted from our GAAP results to exclude certain expenses and credits. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP guidance provides useful information to both management and investors by excluding certain expenses and credits that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for embolic protection sales credits related to the discontinuance of our embolic protection platform. As previously announced, the Company has excluded the impact of sales credits offered to its customers for unused embolic protection product related to the Company’s decision in June 2007 to discontinue the embolic protection platform, as set forth in the reconciliation.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation as a result of the discontinuance of our embolic protection platform. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.